EXHIBIT 99.1

PRESS RELEASE

First Quarter Stock Dividend Declared by Rapidly Expanding City Capital Corporation

Franklin, TN April 23, 2007— City Capital Corp (OTCBB: CCCN) board today approved a stock dividend, to be awarded in the form of five shares of stock for every 100 shares owned at the end of business April 30, 2007. City Capital has experienced dramatic growth since Ephren Taylor assumed the Chairman and CEO roles in early 2006. During Taylor’s first full year as CEO, shareholder value increased 865%. At year-end 2006, the company showed a 305% total net asset value return.

In Q1 2007, two profitable energy assets were added to City Capital’s wholly-owned subsidiary Goshen Energy portfolio; a producing offshore gas well with approximately 8 billion cubic feet of natural gas reserves that has recently been upgraded to increase pumping capacity 50%; and an oil well with estimated crude oil reserves of 600,000 barrels.  In addition, City Capital signed a Letter of Intent to acquire & develop the Peregrine Falcon subdivision in Kansas City, Kansas.  The company also shed its status as a Business Development Company (BDC), allowing it more flexibility to pursue quantum growth, and retired over $190,000 of debt with the sale of its wholly-owned subsidiary Perfect Turf.

Announcing the Stock Dividend, City Capital CEO Ephren W. Taylor II said “City Capital is on an upward trajectory and we believe this dividend is just the first result of our efforts to enhance shareholder value.” Taylor became known nationally for becoming the youngest African American CEO of a publicly traded company when he assumed control of City Capital in 2006. “The board recognized that the recent expansion of our company’s assets which dropping the BDC status is allowing, combined with the success of our overall growth plan, made this dividend an obvious decision.”

About City Capital

City Capital Corporation (OTCBB:CCCN) is engaged in leveraging investments, holdings and other assets to create self-sufficiency for communities around the country and the world.  City Capital currently manages diverse assets and holdings ranging from large scale real estate developments, such as the Kansas City (Missouri) Historic Jazz District, to producing West Delta gas reserves and more.  The company recently signed a $50,000,000 Credit Facility Agreement with Rochester-based Lucian Group, allowing the company to focus on additional growth industry acquisitions for the company.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties, including those described in the Company's annual report on Form 10-K for the year ended December 31, 2005, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. The Company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate. The Company makes no undertaking to update such forward-looking statements.

City Capital Corporation (OTCBB:CCCN)

www.citycapcorp.com

IR@ citycapcorp.com

877.367.1463